Exhibit 99.1

FOR IMMEDIATE RELEASE

South Jersey Industries Announces Leadership Positions

FOLSOM, N.J., December 1, 2016 – South Jersey Industries, Inc. (NYSE: SJI) today announced changes to several of its senior leadership roles for 2017, made in conjunction with the company’s continuing execution of its strategic plan.

Jeffrey DuBois, currently president of South Jersey Gas, will become executive vice president and chief operating officer, SJI.  Additionally, DuBois will retire from the organization in January  2018.  Stephen Clark, currently SJI senior vice president and chief financial officer, will have expanded financial responsibility and become executive vice president and chief financial officer.  Kenneth Lynch, currently senior vice president and chief accounting officer, will become senior vice president, chief risk officer, SJI.  Steven Cocchi, currently vice president Rates and Regulatory Affairs for subsidiary South Jersey Gas, will become vice president, Strategy and Growth, SJI.

David Robbins, currently senior vice president Strategy and Corporate Development, SJI, will become president of SJI subsidiary, South Jersey Gas.  Gregory Nuzzo, senior vice president of  SJI subsidiary South Jersey Energy Solutions, will become president and chief operating officer, South Jersey Energy Solutions.

Linda Hibbs, currently vice president Information Technology, SJI, has been named senior vice president, Customer Experience, South Jersey Gas.

“The leadership of each of these talented, experienced, respected professionals will play a central role in our future success,” explained Mike Renna, president and chief executive officer, SJI.  “I am confident that the team we have put in place will drive us to achieve our goals around service to our customers, safety in our operations, growth in our business, and the further development of our talented employee base.”

These company leadership appointments become effective January 1, 2017.

ABOUT SOUTH JERSEY INDUSTRIES

South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 375,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

Telephone: 609-561-9000

Media Contact: Barbara Del Duke x4108, bdelduke@sjindustries.com

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